August 2007
Filed pursuant to Rule 433 dated July 25, 2007
Relating to Preliminary Pricing Supplement dated July 25, 2007 to Registration Statement No. 333-131266

Structured Investments
Opportunities in Equities
ing
Outperformance Buffered Securities Due February 20, 2010
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index
Outperformance Buffered Securities provide the opportunity to gain uncapped leveraged exposure to the relative outperformance of one index over another while providing some protection against the relative underperformance. If the selected index has outperformed the other index, investors will receive the stated principal amount of their investment plus the leveraged relative outperformance.  If the selected index has underperformed the other index, (i) but not by more than the specified buffer level, the securities will redeem for par or (ii) by more than the buffer level, the investor will lose 1% for every 1% relative underperformance below the specified buffer level, subject to a minimum payment at maturity.
S U M M A R Y T E R M S
Issuer:	Morgan Stanley
Original issue price:	$10 per security (see “Commissions and issue price” below)
Stated principal amount:	$10 per security
Pricing date:	August , 2007
Issue date:	August , 2007 (5 business days after the pricing date)
Maturity date:	February 20, 2010, subject to postponement for market disruption events
OEX Index:	S&P 100® Index
RTY Index:	Russell 2000® Index
Payment at maturity:
¡  If the OEX Index outperforms the RTY Index, the product of (i) $10 times (ii) 1 plus (x) the outperformance return times (y) the participation rate;
¡  If the OEX Index underperforms the RTY Index by an amount equal to, or less than, the buffer amount of 10%, the $10 stated principal amount; or
¡  If the OEX Index underperforms the RTY Index by an amount greater than the buffer amount of 10%, an amount less than the stated principal amount and equal to the product of (i) $10 times (ii) 1 plus (x) the outperformance return plus (y) the buffer amount of 10%, subject to a minimum payment at maturity of $1, or 10% of the stated principal amount.

Buffer amount:	10%
Minimum payment at maturity:	$1 per security (equal to 10% of the stated principal amount)
Participation rate:	155% to 165%, as determined on the pricing date
Outperformance return:	The OEX Index return less the RTY Index return
¡ If the OEX Index outperforms the RTY Index, the outperformance return will be positive ¡ If the OEX Index underperforms the RTY Index, the outperformance return will be negative
OEX Index return:	OEX Index final value – OEX Index initial value
OEX Index initial value
RTY Index return:	RTY Index final value – RTY Index initial value
RTY Index initial value
OEX Index initial value:	The closing value of the OEX Index as reported on Bloomberg under ticker symbol “OEX” on the pricing date
OEX Index final value:	The closing value of the OEX Index as reported on Bloomberg under ticker symbol “OEX” on the valuation date
RTY Index initial value:	The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the pricing date.
RTY Index final value:	The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the valuation date
Valuation date:	February 18, 2010, subject to postponement for market disruption events
CUSIP:	617475686
Listing:
Application will be made to list these securities on the American Stock Exchange LLC under the ticker symbol “ONR”, subject to meeting the listing requirements.  We do not expect to announce whether these securities will meet such requirements prior to the pricing of these securities.  If accepted for listing, these securities will begin trading the day after the pricing date.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per security:	$10	$0.20	$9.80
Total:
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” on page 5 for further details.

(2) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement dated July 25, 2007
Prospectus Supplement dated July 24, 2007 Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Outperformance Buffered Securities Due February 20, 2010
Based on the Performance of the S&P 100® Index
Relative to the Russell 2000® Index

Investment Overview

Outperformance Buffered Securities

The Outperformance Buffered Securities (the “securities”) will not pay any interest and do not guarantee the return of 100% of your principal amount at maturity. Instead, the securities will pay an uncapped leveraged return based on the difference between the percentage performance of the OEX Index relative to the percentage performance of the RTY Index.  The securities are not fully principal protected. If the OEX Index underperforms the RTY Index by 10% or less, the securities will pay the $10 stated principal amount at maturity.  However, if the OEX Index underperforms the RTY Index by more than 10%, the securities will pay an amount which will be less than the stated principal by amount based on a 1% loss of principal for each 1% of underperformance in excess of 10%, subject to a minimum payment at maturity of $1, or 10% of the stated principal amount.

Index Overview

OEX Index

The OEX Index is calculated by Standard and Poor’s.  It is a subset of the S&P 500® Index and is comprised of 100 leading U.S. stocks with exchange-listed options. Constituents of the OEX Index are selected for sector balance and currently represent about 57% of the market capitalization of the S&P 500® Index and almost 45% of the market capitalization of the U.S. equity market.

RTY Index

The RTY Index, which is calculated, maintained and published by the Frank Russell Company, is a capitalization weighted index designed to track the performance of the small capitalization segment of the U.S. equity market.  The RTY Index measures the composite price performance of the smallest 2,000 companies (incorporated in the U.S. and its territories) included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

Information as of market close on July 23, 2007:

OEX Index		RTY Index
Ticker:	OEX	Ticker:	RTY
Current Index Closing Price:	714.76	Current Index Closing Price:	835.62
52 Week High Index Closing Value:	718.11	52 Week High Index Closing Value:	855.77
52 Week Low Index Closing Value:	581.66	52 Week Low Index Closing Value:	679.04

August 2007	Page 2

Outperformance Buffered Securities Due February 20, 2010
Based on the Performance of the S&P 100® Index
Relative to the Russell 2000® Index

Outperformance return

The following graph plots the outperformance returns of the OEX Index relative to the RTY Index over rolling two and a half year periods commencing on each day in the ten year period commencing on January 23, 1995 and ending on January 23, 2005.  Accordingly, each plot point in the graph below represents the outperformance return as calculated for the two and a half year period ending on the day related to the plot point within the ten year period commencing on July 23, 1997 and ending on July 23, 2007.

Outperformance Return

Calculated for each day from July 23, 1997 to July 23, 2007

100.00%
80.00%
60.00%
40.00%
20.00%
0.00%
-20.00%
-40.00%
-60.00%
-80.00%
7/23/1997
7/23/1998
7/23/1999
7/23/2000
7/23/2001
7/23/2002
7/23/2003
7/23/2004
7/23/2005
7/23/2006
7/23/2007
2.5 Year Period Ending

August 2007	Page 3

Outperformance Buffered Securities Due February 20, 2010
Based on the Performance of the S&P 100® Index
Relative to the Russell 2000® Index

Key Investment Rationale

For investors who believe U.S. large capitalization stocks as represented by the OEX Index will outperform U.S. small capitalization stocks as represented by the RTY Index over the 2.5 year term of the securities, the securities offer an uncapped 155% to 165% leveraged upside on any outperformance of the OEX Index over the RTY Index, and protection against a 10% underperformance by the OEX Index with a loss of 1% of the stated principal amount for each 1% of underperformance by the OEX Index relative to the RTY Index above the 10% buffer amount, subject to the minimum payment at maturity of $1.

Access	Provides an opportunity to express an outperformance view on the relative performance of one index over another regardless of each index's absolute performance over the term of the securities.

Best Case Scenario
The OEX Index outperforms the RTY Index and the securities redeem for an uncapped 155% to 165% leveraged return on the security based on the difference between the percentage performances of the OEX Index and the RTY Index.

Buffer Scenario	The OEX Index underperforms the RTY Index by an amount less than, or equal to, the buffer amount of 10% and the securities redeem for the stated principal amount of $10.

Worst Case Scenario
The OEX Index underperforms the RTY Index by an amount greater than the buffer amount of 10% and the securities redeem for an amount which is less than the stated principal amount based on a 1% loss of principal for each 1% of underperformance, subject to the minimum payment at maturity of $1.

Summary of Selected Key Risks (see page 10)

¡	Structure Related Risks

o	The securities are not fully principal protected and you may lose up to 90% of your investment

o	The payment at maturity is based on the performance of the OEX Index relative to the performance of the RTY Index

o	Investing in the securities is not equivalent to investing in the OEX Index or the RTY Index

¡	Index Related Risks

o	Adjustments to the OEX Index or the RTY Index could adversely affect the value of the securities

o	You have no shareholder rights

¡	Secondary Market Related Risks

o	Market price influenced by many unpredictable factors

o	Secondary trading may be limited

o	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

o	Hedging and trading activity could potentially affect the value of the securities

¡	Other Risks

o	The U.S. federal income tax consequences of an investment in the securities are uncertain

o	Economic interests of the calculation agent and other affiliates may be potentially adverse to investor interests

August 2007	Page 4

Outperformance Buffered Securities Due February 20, 2010
Based on the Performance of the S&P 100® Index
Relative to the Russell 2000® Index

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee a full return of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $10 stated principal amount of securities that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the performance of the OEX Index relative to the performance of the RTY Index at maturity.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates

Pricing date:	Issue date:	Maturity date:

August , 2007	August , 2007 (5 business days after the pricing date)	February 20, 2010

Key Terms

Issuer:	Morgan Stanley

Original issue price:	$10 per security (see “Commissions and issue price” below)

Stated principal amount:	$10 per security

OEX Index:	S&P 100® Index

RTY Index:	Russell 2000® Index

Payment at maturity:
¡  If the OEX Index outperforms the RTY Index, the product of (i) $10 times (ii) 1 plus (x) the outperformance return times (y) the participation rate;

¡  if the OEX Index underperforms the RTY Index by an amount equal to, or less than, the buffer amount of 10%, the $10 stated principal amount; or

¡  if the OEX Index underperforms the RTY Index by an amount greater than the buffer amount of 10%, the product of (i) $10 times (ii) 1 plus (x) the outperformance return plus (y) the buffer amount of 10%, subject to a minimum payment at maturity of $1, or 10% of the stated principal amount.

Please see “How the Outperformance Buffered Securities Work” on page 7.

Buffer amount:	10%

Minimum payment at maturity:	$1 per security (equal to 10% of the stated principal amount)

Participation rate:	155% to 165%, as determined on the pricing date

Outperformance return:	The OEX Index return less the RTY Index return
¡ If the OEX Index outperforms the RTY Index, the outperformance return will be positive ¡ If the OEX Index underperforms the RTY Index, the outperformance return will be negative

OEX Index return:	OEX Index final value – OEX Index initial value
OEX Index initial value

RTY Index return:	RTY Index final value – RTY Index initial value
RTY Index initial value

OEX Index initial value:	The closing value of the OEX Index as reported on Bloomberg under ticker symbol “OEX” on the pricing date

OEX Index final value:
The closing value of the OEX Index as reported on Bloomberg under ticker symbol “OEX” on the valuation date, subject to postponement for market disruption events and non-index business days as described under “Description of the Securities – Valuation Date” in the preliminary pricing supplement.

RTY Index initial value:	The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the pricing date.

RTY Index final value:
The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the valuation date, subject to postponement for market disruption events and non-index business days as described under “Description of the Securities – Valuation Date” in the preliminary pricing supplement.

Valuation date:	February 18, 2010, subject to postponement for market disruption events

Risk factors:	Please see “Risk Factors” on page 10.

August 2007	Page 5

Outperformance Buffered Securities Due February 20, 2010
Based on the Performance of the S&P 100® Index
Relative to the Russell 2000® Index

General Information

Listing:
Application will be made to list these securities on the American Stock Exchange LLC under the ticker symbol “ONR”, subject to meeting the listing requirements.  We do not expect to announce whether these securities will meet such requirements prior to the pricing of these securities.  If accepted for listing, these securities will begin trading the day after the pricing date.

CUSIP:	617475686

Minimum ticketing size:	100 securities

Tax consideration:
Although the Issuer believes each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.

Assuming this characterization of the securities is respected, the following U.S. federal income tax consequences should result.

¡  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

¡  Upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the securities for more than one year.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)

Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the securities by taking positions in the stocks underlying the OEX Index and the RTY Index, in futures or options contracts or exchange traded funds on the OEX Index and the RTY Index or their respective component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activity will not affect the value of the OEX Index and the RTY Index, and, therefore, adversely affect whether the OEX Index outperforms the RTY Index, the value of the securities or the payment at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying prospectus supplement.

Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000).

Syndicate Information
Issue price of the securities	Selling concession	Principal amount of the securities for any single investor
$10.00	2.000%	<$999K
$9.9625	1.625%	$1MM-$2.99MM
$9.94375	1.4375%	$3MM-$4.99MM
$9.9250	1.250%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the preliminary pricing supplement, the prospectus supplement and prospectus related to this offering which can be accessed via the hyperlinks on the front page of this document.

August 2007	Page 6

Outperformance Buffered Securities Due February 20, 2010
Based on the Performance of the S&P 100® Index
Relative to the Russell 2000® Index

How the Outperformance Buffered Securities Work

The following graph illustrates the payout on a security at maturity for a range of hypothetical outperformance returns.  The leverage zone illustrates the leveraging effect of the participation factor while the buffer zone illustrates the buffer effect in the event of the OEX Index underperforms the OEX Index.  The graph is based on the following hypothetical terms:

Stated principal amount per security:      $10

Buffer amount:                                             10%

Leverage factor:                                          160%

Payment at Maturity

Outperformance return
The securities
$10 stated principal amount
Leverage zone
Buffer zone
$1 Minimum Payment at Maturity
Payment at maturity on the securities
$14
$13
$12
$11
$10
$9
$8
$3
$2
$1
$0
-100%
-90%
-80%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
Outperformance return

How it works

¡
If the OEX Index outperforms the RTY Index so that the OEX Index return is equal to or greater than the RTY Index return, the outperformance return will be equal to or greater than zero and an investor will realize a payment at maturity based on that outperformance return and the participation factor.

¡
If the OEX Index underperforms the RTY Index by 10% or less so that the RTY Index return is greater than the OEX Index return by an amount which is equal to or less than the buffer amount of 10%, the payment at maturity will be equal to the $10 stated principal amount.

¡
If the OEX Index underperforms the RTY Index by more than 10% so that the RTY Index return is greater than the OEX Index return by an amount which is greater than the buffer amount of 10%, the outperformance return will be less than -10% and the payment at maturity will be an amount which is less than the stated principal amount based on a 1% loss of principal for each 1% of underperformance, subject to the minimum payment at maturity of $1.

August 2007	Page 7

Outperformance Buffered Securities Due February 20, 2010
Based on the Performance of the S&P 100® Index
Relative to the Russell 2000® Index

Examples – Relative Index Performances

The following examples demonstrate the effect of relative performances of each of the OEX Index and RTY Index on your investment return and are based on the hypothetical terms set out on the preceding page.

	Example 1	Example 2	Example 3	Example 4	Example 5

OEX Index return:	20%	-10%	15%	15%	-10%
RTY Index return:	5%	-15%	22%	30%	100%
Amount of Outperformance:	15%	5%	-	-	-
Amount of Underperformance:	-	-	7%	15%	110%
Outperformance Return:	15%	5%	-7%	- 15%	-110%
Payment at Maturity:	$12.40	$10.80	$10.00	$9.50	$1.00
Return on security:	24%	8.00%	0%	- 5%	-90%

In Example 1, the OEX Index has increased 20% and the RTY Index has increased 5%, giving an outperformance return of 15% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore $12.40, which represents a 24.00% return on the security.

Payment at maturity = ($10 times [1+(15% x 160%)]) = $12.40

In Example 2, the OEX Index has decreased 10% and the RTY Index has decreased 15%, giving an outperformance return of 5% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore $10.80, which represents a 8.00% return on the security.

Payment at maturity = ($10 times [1+(5% x 160%)]) = $10.80

Accordingly, even though the OEX Index has increased over the term of the securities, it has not outperformed the RTY Index and as such, you will not receive a return on your investment.

In Example 3, the OEX Index has increased 15% and the RTY Index has increased 22%, giving an outperformance return of -7% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  Because the RTY Index has outperformed the OEX Index by less than the buffer amount of 10%, the payment at maturity will be the $10 stated principal amount. Accordingly, even though the OEX Index has increased over the term of the securities, it has not outperformed the RTY Index and as such, you will not receive a return on your investment.

August 2007	Page 8

Outperformance Buffered Securities Due February 20, 2010
Based on the Performance of the S&P 100® Index
Relative to the Russell 2000® Index

In Example 4, the OEX Index has increased 15% and the RTY Index has increased 30%, giving an outperformance return of -15% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  Because the underperformance of the OEX Index relative to the RTY Index is greater than the buffer amount of 10%, the payment at maturity is therefore $9.50, which represents a -5% return on the security.

Payment at maturity =  ($10 times [1+(-15% + 10%)], subject to a minimum payment at maturity of $1) = $9.50

Accordingly, even though the OEX Index has increased over the term of the securities, it has underperformed the RTY Index by more than the buffer amount of 10% and as such, you will receive a payment at maturity which is less than the $10 stated principal amount.  However, the loss on your investment is 10% less than the outperformance return because of the 10% buffer amount.

In Example 5, the OEX Index has decreased 10% and the RTY Index has increased 100%, giving an outperformance return of -110% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  In this situation, the payment at maturity would be the minimum payment at maturity of $1 ($10 times [1+(-110% + 10%)], subject to a minimum payment at maturity of $1), representing a loss of 90% on the security.

Payment at maturity = ($10 times [1+(-110% + 10%)], subject to a minimum payment at maturity of $1) = $1

August 2007	Page 9

Outperformance Buffered Securities Due February 20, 2010
Based on the Performance of the S&P 100® Index
Relative to the Russell 2000® Index

Risk Factors

The securities are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the securities and the suitability of such securities in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.

Structure Specific Risk Factors

¡
The securities are not fully principal protected. The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and provide a minimum payment at maturity of only 10% of the stated principal amount of the securities.  Instead, at maturity you will receive for each $10 stated principal amount of securities that you hold an amount in cash based upon the performance of the OEX Index relative to the performance of the RTY Index.  If the OEX Index underperforms the RTY Index by more than 10% so that the outperformance return is less than -10%, you will receive an amount in cash at maturity that is less than the $10 stated principal amount of each security by an amount proportionate to the outperformance return below -10%, subject to the minimum payment at maturity of $1, or 10% of the stated principal amount.

¡
The payment at maturity is based on the performance of the OEX Index relative to the performance of the RTY Index. The payment at maturity is based on the performance of the OEX Index relative to the performance of the RTY Index.  Accordingly, the OEX Index must increase over the term of the securities by a greater percentage (or, if the RTY Index and the OEX Index both decrease, decrease by lower percentage) than the percentage increase (or decrease, if applicable) of the RTY Index.  If the OEX Index underperforms the RTY Index by more than 10%, you will lose your money on your investment even if the OEX Index has increased over the term of the securities.

¡
Investing in the securities is not equivalent to investing in the OEX Index or the RTY Index. Investing in the securities is not equivalent to investing in the OEX Index or the RTY Index or their respective component stocks.  Unlike a direct investment in the OEX Index or the RTY Index, if the OEX Index underperforms the RTY Index by more than 10%, you will lose money on your investment, even if the OEX Index has increased over the term of the securities.

Index Specific Risks Factors

¡
Adjustments to the OEX Index or the RTY Index could adversely affect the value of the securities. S&P or Frank Russell Company may discontinue or suspend calculation or publication of the OEX Index or the RTY Index, respectively, at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on the valuation date, the payout on the securities will be an amount based on the closing prices of the stocks underlying the OEX Index or the RTY Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the OEX Index or the RTY Index last in effect prior to such discontinuance.

August 2007	Page 10

Outperformance Buffered Securities Due February 20, 2010
Based on the Performance of the S&P 100® Index
Relative to the Russell 2000® Index

¡
You have no shareholder rights. As an investor in the securities, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the stocks that underlie the OEX Index or the RTY Index.

Secondary Market Specific Risk Factors

¡
Market price influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the market price of the securities, including: the value and performance of the OEX Index and the RTY Index at any time, and in particular, whether the OEX Index is outperforming or underperforming the RTY Index; changes in the volatility (frequency and magnitude of changes in values) of the OEX Index and the RTY Index; interest and yield rates in the market; geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the respective stocks underlying the OEX Index and the RTY Index or stock markets generally and that may affect the closing values of the OEX Index and the RTY Index on the valuation date; the time remaining until the securities mature; the dividend rate on the respective stocks underlying the OEX Index and the RTY Index; and our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.

¡
Secondary trading may be limited. There may be little or no secondary market for the warrants.  MS & Co. currently intends to act as a market maker for the securities, but it is not required to do so.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your securities would likely be lower than if an active market existed.

¡
Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

¡
Hedging and trading activity could potentially affect the value of the securities.  We expect that MS & Co. and other affiliates of ours will carry out hedging activities related to the securities (and possibly to other instruments linked to the OEX Index, the RTY Index or their component stocks), including trading in the stocks underlying the OEX Index and the RTY Index as well as in other instruments related to the OEX Index and the RTY Index.  MS & Co. and some of our other subsidiaries also trade the stocks underlying the OEX Index and the RTY Index and other financial instruments related to the OEX Index and the RTY Index and the stocks underlying the OEX Index and the RTY Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the securities could potentially affect the value of the OEX Index and the RTY Index, including their performance relative to each other, and, accordingly, the amount of cash you will receive at maturity.

Other Risk Factors

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income on the securities might differ from the tax treatment described in the Tax Disclosure Sections.

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Outperformance Buffered Securities Due February 20, 2010
Based on the Performance of the S&P 100® Index
Relative to the Russell 2000® Index

For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The Issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the prospectus supplement for securities.

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Economic interests of the calculation agent and other affiliates of ours may be potentially adverse to the investors.  As calculation agent, MS & Co. will determine the OEX Index initial value, the RTY Index initial value, the OEX Index final value, the RTY Index final value, the OEX Index return, the RTY Index return, the outperformance return and calculate the payment at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index value in the event of a discontinuance of the index, may affect the payout to you at maturity.

August 2007	Page 12

Outperformance Buffered Securities Due February 20, 2010
Based on the Performance of the S&P 100® Index
Relative to the Russell 2000® Index

Information About the Indices

The OEX Index

The OEX Index is calculated by Standard and Poor’s.  It is a subset of the S&P 500® Index and is comprised of 100 leading U.S. stocks with exchange-listed options. Constituents of the OEX Index are selected for sector balance and currently represent about 57% of the market capitalization of the S&P 500® Index and almost 45% of the market capitalization of the U.S. equity market.

The RTY Index

The RTY Index, which is calculated, maintained and published by the Frank Russell Company, is a capitalization weighted index designed to track the performance of the small capitalization segment of the U.S. equity market.  The RTY Index measures the composite price performance of the smallest 2,000 companies (incorporated in the U.S. and its territories) included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

Historical Information

The following tables sets forth the high and low closing values, as well as end-of-quarter closing values, of the OEX Index and the RTY Index for each quarter in the period from January 1, 2002 through July 23, 2007.  On July 23, 2007, the index closing value of the OEX Index was 714.76 and the index closing value of the RTY Index was 835.62.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the OEX Index and the RTY Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the OEX Index and the RTY Index on the valuation date.  We cannot give you any assurance that the performance of the OEX Index over the term of the securities will be greater than the performance of the RTY Index so that you will receive a payment at maturity greater than the $10 stated principal amount.

OEX Index	High	Low	Period End
2002
First Quarter	598.61	548.58	577.87
Second Quarter	576.68	482.57	490.12
Third Quarter	492.66	396.75	407.25
Fourth Quarter	480.36	392.69	444.75
2003
First Quarter	474.31	406.74	429.13
Second Quarter	510.56	435.00	490.39
Third Quarter	522.60	486.66	498.56
Fourth Quarter	550.78	510.33	550.78
2004
First Quarter	573.44	534.49	551.13
Second Quarter	562.86	530.40	553.87
Third Quarter	549.01	519.56	534.86
Fourth Quarter	577.16	524.00	575.29
2005
First Quarter	584.43	555.90	561.86
Second Quarter	572.34	543.60	558.07

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Outperformance Buffered Securities Due February 20, 2010
Based on the Performance of the S&P 100® Index
Relative to the Russell 2000® Index

OEX Index	High	Low	Period End
Third Quarter	577.51	558.58	566.80
Fourth Quarter	583.24	544.50	570.00
2006
First Quarter	594.79	568.76	587.75
Second Quarter	603.82	560.70	579.56
Third Quarter	621.54	566.62	620.03
Fourth Quarter	664.42	619.24	660.41
2007
First Quarter	670.21	630.47	649.89
Second Quarter	705.79	650.65	692.77
Third Quarter (through July 23, 2007)	718.11	696.21	714.76

RTY Index	High	Low	Period End
2002
First Quarter	506.46	458.40	506.46
Second Quarter	522.95	452.45	462.65
Third Quarter	447.73	356.58	362.27
Fourth Quarter	410.24	327.04	383.09
2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.30
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter (through July 23, 2007)	855.77	835.62	835.62

August 2007	Page 14

Outperformance Buffered Securities Due February 20, 2010
Based on the Performance of the S&P 100® Index
Relative to the Russell 2000® Index

The following graph plots the respective historical percentage performances of the OEX Index and the RTY Index for the period January 1, 2002 to July 23, 2007, using the values of the indices on January 1, 2002 as the starting point.  We obtained the information below from Bloomberg Financial Markets, without independent verification.

August 2007	Page 15